UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2023
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Casella Waste Systems, Inc.
(Exact Name of Registrant as Specified in Charter)
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Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane,
Rutland,	Vermont	05701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	CWST	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 31, 2023, the Board of Directors (the “Board”) of Casella Waste Systems, Inc. (the “Company”) appointed Bradford J. Helgeson as Executive Vice President and Chief Financial Officer of the Company, effective November 6, 2023.
Mr. Helgeson previously served as the Executive Vice President and Chief Financial Officer of Covanta Holding Corporation, a waste and energy services company (“Covanta”), from November 2013 until June 2022. Prior to that, he served as Vice President and Treasurer of Covanta from May 2007 to November 2013. Mr. Helgeson started in the environmental services industry as the Vice President of Finance and Treasurer at Waste Services, Inc. from 2004 to 2007 after an investment banking career at Lehman Brothers and Donaldson, Lufkin & Jenrette from 1998 to 2004. Mr. Helgeson holds a Bachelor of Arts degree in Economics and History from Bowdoin College.
There are no family relationships between Mr. Helgeson and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no transactions in which Mr. Helgeson has an interest requiring disclosure under Item 404(a) of Regulation S-K.
In connection with Mr. Helgeson’s appointment as Executive Vice President and Chief Financial Officer, on October 31, 2023, the Company entered into an employment agreement (the “Employment Agreement”) and an offer letter (the “Offer Letter”) with Mr. Helgeson. Under the terms of the Employment Agreement and the Offer Letter, Mr. Helgeson’s annual base salary will be $450,000, and he will be eligible to receive an annual bonus consisting of a (i) cash bonus of up to 85% of his annual base salary, (ii) the issuance of additional stock options, restricted stock units (“RSUs”) or performance stock units (“PSUs”) or (iii) a combination of both cash and stock options, RSUs or PSUs, in each case in an amount to be determined by the Compensation and Human Capital Committee of the Company’s board of directors (the “Compensation and Human Capital Committee”) after the conclusion of each fiscal year. Subject to such determination by the Compensation and Human Capital Committee, Mr. Helgeson is expected to receive each year an annual RSU award with a grant date value of $175,000 that will vest in equal annual installments over a three-year period, commencing on the first anniversary of the grant date, as well as an annual PSU award with a grant date value of $525,000 that will vest based upon the achievement of company-wide performance targets after a three-year performance period. In addition, Mr. Helgeson will be granted the following equity awards on November 6, 2023: (i) a one-time RSU award with a grant date value of $150,000 that will vest in equal annual installments over a three-year period, commencing on the first anniversary of the grant date and (ii) a one-time stock option award for the purchase of 17,500 shares of the Company’s common stock that will vest in equal annual installments over a five-year period, commencing on the first anniversary of the grant date, with an exercise price equal to the closing price of the Company’s common stock on the grant date.
Pursuant to the Employment Agreement, in the event of a termination of Mr. Helgeson’s employment without “cause” or for “good reason” (as such terms are defined in the Employment Agreement), he will be entitled to (a) payment of an amount equal to the sum of (i) the highest base salary paid to him at any time prior to such termination and (ii) his target annual cash incentive compensation opportunity under the Company’s Non-Equity Incentive Plan for the fiscal year in which such termination occurs; (b) an amount in cash equal to (i) any accrued but unpaid base salary, (ii) any bonus relating to the prior fiscal year which, as of the date of termination, has been determined by the Company but not yet paid prior to the date of termination, and (iii) any vacation accrued but unused prior to the date of termination; (c) healthcare benefits for a period of one year from the date of termination; and (d) the accelerated vesting of any stock options, RSUs or other equity grants that have been issued by the Company to Mr. Helgeson.
The foregoing description of the Employment Agreement and the Offer Letter is qualified in its entirety by reference to the full text of the Employment Agreement and the Offer Letter, copies of which will be filed with the Company's Form 10-Q for the fiscal quarter ended September 30, 2023.
On October 31, 2023, in order to allow for Mr. Helgeson’s appointment as Chief Financial Officer of the Company, Edmond R. Coletta resigned as Chief Financial Officer of the Company, effective November 6, 2023. Mr. Coletta will remain in his role as President of the Company.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASELLA WASTE SYSTEMS, INC.

Date: November 1, 2023	By:	/s/ Edmond R. Coletta
Edmond R. Coletta
President and Chief Financial Officer

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